Exhibit 10.4

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made effective as of February 12, 2008 (the “Effective Date”), by and between IdentiPHI, Inc. (“Company”) and Mark Norwalk (“Employee”).

The parties agree as follows:

1. Employment. Company shall employ Employee effective as of the Effective Date, subject to the terms and conditions set forth in the Agreement.

2. Duties.

2.1 Position. Employee is employed as Company’s Chief Technical Officer, reporting to Company’s Chief Executive Officer (the “CEO”), and shall have such duties and responsibilities consistent with such position as may be reasonably assigned from time to time.

2.2 Best Efforts; Full-time. Employee shall faithfully and diligently perform all duties assigned to him. Employee will expend his best efforts on behalf of Company and will abide by all policies and decisions made by Company, as well as all applicable federal, state and local laws, regulations or ordinances. Employee will act in the best interest of Company at all times. Employee shall devote his full business time and efforts to the performance of his assigned duties for Company, unless Employee notifies Company in advance of his intent to engage in other paid work and receives Company’s express written consent to do so.

2.3 Work Location. Employee’s principal place of work shall be located in Austin, Texas, or such other location as the parties may agree from time to time.

3. Term. The term of this Agreement shall begin on the Effective Date and shall continue for two (2) years (the “Initial Term”), unless it is terminated pursuant to Section 7 herein. On completion of the Initial Term, this Agreement will automatically renew for subsequent one year terms (together with the Initial Term, the “Term”), unless either party provides forty-five (45) days’ advance written notice to the other that Company or Employee, as the case may be, does not wish to renew the Agreement for a subsequent year. In the event either party gives notice of nonrenewal pursuant to this Section, this Agreement will expire at the end of the current Term.

4. Compensation.

4.1 Base Salary. As compensation for Employee’s performance of his duties hereunder, Company shall pay to Employee a base salary of one hundred sixty-five thousand dollars ($165,000) per year, payable in accordance with Company’s normal payroll practices, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions.

4.2 Annual Bonus. Employee shall be eligible to receive annual corporate performance bonuses in accordance with Company’s management incentive plan, should Company adopt one, or else in accordance with the terms of this Agreement. Employee’s annual corporate performance bonus shall be a percentage of Employee’s base salary and shall be determined by the CEO, but in any event must entitle Employee the opportunity to receive not less than 50% of Employee’s base salary. Each annual corporate performance bonus shall be payable (i) upon the achievement of specific performance goals, as determined by the CEO with consultation from Employee at the beginning of the respective year, or (ii) in accordance with Company’s management incentive plan. The terms of any management incentive plan must be approved by the Board.

4.3 Performance and Salary Review. Company may periodically review Employee’s performance. Adjustments to salary or other compensation, if any, will be made by Company in its sole and absolute discretion.

4.4 Employment Taxes. All of Employee’s compensation shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by Company.

5. Benefits.

5.1 Benefits Package. Employee shall be entitled to an appropriate employee benefits package, including medical, dental, vacation, sick leave and other applicable benefits, that it is no less favorable to Employee than the benefits package provided to Employee as of the Effective Date of this Agreement.

5.2 Fringe Benefits. Employee will be eligible for all customary and usual fringe benefits generally available to senior executives of Company, subject to the terms and conditions of Company’s benefit plan documents. Except as provided in Section 5.1, Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Employee.

6. Business Expenses. Employee will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of his duties on behalf of Company. To obtain reimbursement, expenses must be submitted promptly, with appropriate supporting documentation, in accordance with Company’s policies.

7. Termination.

7.1 Voluntary Termination. Employee may voluntarily resign his employment with Company as set forth in this section. Employee agrees to provide thirty (30) days’ written notice if Employee voluntarily terminates his employment with Company, provided that Company may, in its sole discretion, elect to waive all or any part of such notice period. In the event Employee’s employment is terminated in accordance with this Section 7.1, Employee shall be entitled to receive only unpaid base salary at the rate then in effect, any bonus then earned and payable, if applicable, and accrued and unused paid time off, each prorated to the date of termination, and Company shall have no further or other obligations to Employee pursuant to this Agreement.

7.2 Termination for Cause by Company. Company may terminate Employee’s employment immediately at any time for Cause, with or without advanced notice. For purposes of this Agreement, “Cause” is defined as a good faith determination of the CEO, in its sole and absolute discretion, of any of the following: (a) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Employee; (b) Employee’s material breach of this Agreement or the confidentiality and inventions assignment agreement between Company and Employee (the “Confidentiality Agreement”); (c) Employee’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; (d) Employee’s willful or habitual neglect of duties; (e) Employee’s failure to perform the essential functions of his position, with or without reasonable accommodation, due to a mental or physical disability for at least ninety (90) days; (f) sustained unsatisfactory performance; or (g) Employee’s death. In the event Employee’s employment is terminated in accordance with this Section 7.2, Employee shall be entitled to receive only unpaid base salary at the rate then in effect, any bonus then earned and payable, if applicable, and accrued and unused paid time off, each prorated to the date of termination, and Company shall have no further or other obligations to Employee pursuant to this Agreement.

7.3 Termination Without Cause Prior to a Change in Control. In the event that, prior to a Change in Control (as defined in Company’s 2007 Equity Incentive Plan (the “2007 Plan”)), Employee is terminated other than for Cause, Employee will receive Employee’s base salary then in effect and accrued, any bonus then earned and payable, if applicable, and unused paid time off, each prorated to the date of termination, and, subject to the last sentence of this Section 7.3: (a) the aggregate amount of Employee’s base salary and annual corporate performance bonus during the previous twelve (12) months, payable on a pro rated basis in accordance with Company’s regular payroll cycle for a period of twelve (12) months; (b) full acceleration of all of the then-unvested shares subject to equity incentive awards held by Employee; and (c) should Employee timely elect COBRA insurance continuation coverage, reimbursement at a rate equal to the amount contributed by Company for Employee’s insurance coverage premium effective as of the date of termination or resignation for twelve (12) months following termination or resignation. Employee’s receipt of the severance, vesting and COBRA benefits set forth in this Section 7.3 are subject to Employee: (X) complying with all surviving provisions of this Agreement as specified in Section 12.7 below; and (Y) executing at the time of Employee’s termination of employment and within the same taxable year or, if later, before the expiration of any applicable statutory revocation period, a full general release in a form acceptable to Company, releasing all claims, known or unknown, that Employee may have against Company or its officers, directors, employees or agents arising out of or any way related to Employee’s employment, termination or resignation of employment with Company. For avoidance of doubt, Employee’s voluntary termination of employment or Employee’s termination for Cause will not give rise to any rights under this Section 7.3.

7.4 Termination Without Cause or Resignation for Good Reason Following a Change in Control. In the event that, in connection with or within twelve (12) months following a Change in Control, Employee is terminated other than for Cause or Employee resigns as a result of any of the following, without Employee’s written consent: (i) a material adverse change both in Employee’s duties and title, as measured against Employee’s title and duties immediately prior to such change; (ii) any reduction by Company in amount greater than 10% in Employee’s base salary as in effect immediately prior to such reduction, other than a reduction applied generally to executive officers of Company; or (iii) the office at which Employee is required to report is relocated by more than fifty (50) miles from Company’s present location, without Employee’s consent (each, a “Good Reason”), Employee will receive Employee’s base salary then in effect, any bonus then earned and payable, if applicable, and accrued and unused paid time off, each prorated to the date of termination or resignation, and, subject to the last sentence of this Section 7.4: (a) the aggregate amount of Employee’s base salary and annual corporate performance bonus during the previous twelve (12) months, payable on a pro rated basis in accordance with Company’s regular payroll cycle for a period of twelve (12) months; (b) full acceleration of all of the then-unvested shares subject to equity incentive awards held by Employee; and (c) should Employee timely elect COBRA insurance continuation coverage, reimbursement at a rate equal to the amount contributed by Company for Employee’s insurance coverage premium effective as of the date of termination or resignation for twelve (12) months following termination or resignation. Employee’s receipt of the severance, vesting and COBRA benefits set forth in this Section 7.4 are subject to employee: (X) complying with all surviving provisions of this Agreement as specified in Section 12.7 below; and (Y) executing at the time of Employee’s termination of employment and within the same taxable year or, if later, before the expiration of any applicable statutory revocation period, a full general release in a form acceptable to Company, releasing all claims, known or unknown, that Employee may have against Company or its officers, directors, employees or agents arising out of or any way related to Employee’s employment, termination or resignation of employment with Company. For avoidance of doubt, Employee’s voluntary termination of employment other than for Good Reason or Employee’s termination for Cause will not give rise to any rights under this Section 7.4.

7.5 280G and 409A. If, due to the benefits provided under this Section 7, or otherwise due or payable from Company, Employee may be subject to any excise tax due to characterization of any amounts payable under this Section 7 as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or the amounts may be nondeductible by Company under Section 280G of the Code, the gross amount payable in cash or benefits to be provided under this Section 7, or otherwise due or payable from the Company, will be reduced (to the least extent possible) in order to avoid any “excess parachute payment” under Section 280G(b)(1) of the Code, as determined by Company. Notwithstanding anything in this Agreement to the contrary, if Employee is a “specified employee” as described in Section 409A of the Code (“Section 409A”), as determined by Company in accordance with its procedures, by which determination Employee is bound, any amount to which Employee would otherwise be entitled during the first six months following Employee’s separation from service that constitutes nonqualified deferred compensation within the meaning of Section 409A and that is therefore not exempt from Section 409A as involuntary separation pay or a short-term deferral, as determined by Company, will be accumulated and paid without interest on the first business day of the seventh month following the date of Employee’s separation from service. For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A. The provisions of this Agreement will be interpreted and construed in favor of its meeting any applicable requirements of Section 409A. Company, in its reasonable discretion, may amend (including retroactively) the Agreement to conform with Section 409A, including amending to facilitate the ability of Employee to avoid the imposition of interest and additional tax under Section 409A. The preceding provisions shall not be construed as a guarantee by Company of any particular tax effect for any income to Employee provided pursuant to the Agreement.

8. No Conflict of Interest. During the Term of Employee’s employment with Company and during any period Employee is receiving payments from Company, Employee must not engage in any work, paid or unpaid, that creates an actual or potential conflict of interest with Company, as may be determined by Company in its sole and absolute discretion. If Company believes such a conflict exists during the Term of this Agreement, Company may ask Employee to choose to discontinue the other work or resign employment with Company. If Company believes such a conflict exists during any period in which Employee is receiving payments pursuant to this Agreement, Company may ask Employee to choose to discontinue the other work or forfeit the remaining severance and other payments under this Agreement. In addition, Employee agrees not to refer any client or potential client of Company to competitors of Company, without obtaining Company’s prior written consent, during the Term of Employee’s employment and during any period in which Employee is receiving payments from Company pursuant to this Agreement.

9. Non-Solicitation; Non-Hire.

9.1 Non-Solicitation of Customers or Prospects. Employee acknowledges that information about Company’s customers is confidential and constitutes trade secrets. Accordingly, Employee agrees that during the Term of this Agreement and for a period of one (1) year after the termination of this Agreement, Employee will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company’s relationship with any of its customers or customer prospects by soliciting or encouraging others to solicit any of them for the purpose of diverting or taking away business from Company.

9.2 Non-Solicitation and Non-Hire of Company’s Employees. Employee agrees that during the Term of this Agreement and for a period of one (1) year after the termination of this Agreement, Employee will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company’s business by soliciting, encouraging, attempting to hire or hiring any of Company’s employees or causing others to hire any of Company’s employees or solicit or encourage any of Company’s employees to discontinue their employment with Company.

10. Mutual Non-Disparagement. Employee will not, during the Term of this Agreement or after the termination hereof, disparage Company, its products, services, agents or employees. Company will not, during the Term of this Agreement or after the termination hereof, disparage Employee.

11. Injunctive Relief. Employee acknowledges that Employee’s breach of the covenants contained in Sections 8 through 10 (collectively “Covenants”) would cause irreparable injury to Company and agrees that in the event of any such breach, Company shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.

12. General Provisions.

12.1 Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Employee shall not be entitled to assign any of Employee’s rights or obligations under this Agreement.

12.2 Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

12.3 Attorneys’ Fees. Each side will bear its own attorneys’ fees in any dispute unless a statute at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.

12.4 Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

12.5 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. Employee Acknowledges that Employee has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

12.6 Governing Law. The parties agree that this Agreement, and any disputes arising under this Agreement, will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any conflict of laws principle to the contrary. The parties agree that venue for any dispute arising under this Agreement will lie exclusively in the state or federal courts located in Travis County, Texas, and the parties irrevocably waive any right to raise forum non conveniens or any other argument that Texas is not the proper venue. The parties irrevocably consent to personal jurisdiction in the state and federal courts of the State of Texas.

12.7 Survival. Sections 7 (“Termination”), 8 (“No Conflict of Interest”), 9 (“Non-Solicitation; Non-Hire”), 10 (“Mutual Non-Disparagement”), 11 (“Injunctive Relief”), 12 (“General Provisions”) and 13 (“Entire Agreement”) of this Agreement shall survive Employee’s employment by Company.

13. Entire Agreement. This Agreement, including the Confidentiality Agreement incorporated herein by reference, the 2007 Plan and related option documents in place at the time of this signing, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only by a supplemental written agreement signed by Employee and an authorized representative of Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

MARK NORWALK

Dated: February 12, 2008

Address:

IDENTIPHI, INC.

Dated: February 12, 2008

By:
Its:

IdentiPHI, Inc.
13809 Research Blvd, Suite 275
Austin, Texas 78750